EXHIBIT 99
PepsiAmericas Invests in
Bulgarian Bottling Operation
MINNEAPOLIS — September 4, 2007 — PepsiAmericas, Inc. (NYSE:PAS) today announced that it has formed a joint venture that has completed the purchase of Agrima JSC (“Agrima”). Agrima produces, sells and distributes PepsiCo branded products and other beverages throughout Bulgaria. PepsiAmericas initially owns 20 percent of the joint venture.
“This investment further demonstrates our commitment to expand and grow our international business in a disciplined way,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas. “Agrima fits this strategy giving us a foothold in a growing economy with an emerging beverage market.”
The expansion into Bulgaria marks the company’s second European investment this year following the previously announced expansion into Ukraine.
“We are excited about this investment and have confidence in the growth potential of this region and of Agrima,” said Kenneth E. Keiser, President and Chief Operating Officer of PepsiAmericas, “We are working with the same business partners we had in Romania to increase scale in this market. Additionally, we intend to increase our investment over time, with the first option in 2010.”
Bulgaria has a population of over 7 million and joined the European Union in January 2007.
PepsiAmericas has entered into certain put/call arrangements with its joint venture partner that will result in PepsiAmericas owning 100 percent of the joint venture as early as 2012.
The transaction is not expected to have a material financial impact. Terms of the transaction were not disclosed.
About PepsiAmericas
PepsiAmericas is the second largest Pepsi bottler with operations in the U.S., Central Europe, and the Caribbean. PepsiAmericas manufactures, distributes and markets a broad portfolio of PepsiCo branded products, and other national and regional brands. Additional information is available at www.pepsiamericas.com.
Cautionary Statement
This release contains forward-looking statements of expected future developments, including expectations regarding the Agrima investment. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect our future performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs between brand owners and anchor bottlers; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation; outcomes of environmental claims and litigation; availability and cost of capital including changes in our debt ratings; labor and employee benefit costs; unfavorable interest rate and currency fluctuations; costs of legal proceedings; and general economic, business and political conditions in the countries and territories where we operate. Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our 2006 Annual Report on Form 10-K.
Contact information:
Investor Relations:
Sara Zawoyski
612-661-3830
Sara.Zawoyski@pepsiamericas.com
Media Relations:
Mary Viola
847-598-2870
Mary.Viola@pepsiamericas.com